EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-123162 on Form F-4 of the full text of the Translation into English from the original in Spanish of our report prepared according to the Spanish Laws and Regulations and dated March 4, 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effect of consolidation) on the merger balance sheet of Telefónica, S.A. as of December 31, 2004, included in this Registration Statement.

/s/ Deloitte, S.L.
DELOITTE, S.L.
Madrid
April 12, 2005